Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Inc Reports First-Quarter 2008 Results

•	Revenues Increase 52% to a Record $494 Million, with Net Income of $17 Million, or $0.32 Per Diluted Share

•	Approximately $55 Million of Additional Revenue Recognition Projected from First-Quarter Shipments Based on Settlement of Iron Ore Benchmark Prices

CLEVELAND—May 5, 2008—Cleveland-Cliffs Inc (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2008. Consolidated revenues rose 52% to a record $494.4 million from $325.5 million in the same quarter last year. The increase for the quarter was primarily driven by $94 million in sales generated by Cliffs’ North American Coal segment acquired in July 2007 and a $54 million increase in revenues from the Company’s North American Iron Ore segment.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, commented: “Cliffs’ strong revenue growth continued in the first quarter despite the fact that some benchmark prices referenced in our contracts have yet to settle. All indications are that these 2008 increases will result in record price levels. As such, we expect to recognize an additional $55 million of revenue in a future quarter relating to tons sold in the first quarter.”

Operating income for the first quarter was comparable to last year at $42.6 million, versus $44.9 million. Operating income was impacted by higher selling, general and administrative expenses, including approximately $6 million attributable to the Company’s North American Coal segment acquired in July 2007, a charge of approximately $7 million in connection with a legal case and approximately $10 million in additional management infrastructure and corporate development activities in Latin America and Asia-Pacific. The impact on operating income if all iron ore price settlements had occurred and the related revenue had been recognized would have been approximately an additional $55 million, as costs associated with these sales volumes were accounted for in the first quarter.

First-quarter 2008 net income was $16.7 million, or $0.32 per diluted share, down from $32.5 million, or $0.62 per diluted share, in 2007. Cliffs said net income was impacted by a $6.9 million equity loss related to its investment in the Amapá Iron Ore Project, as well as the previously mentioned impact from the unsettled iron ore benchmarks. In addition, the Company’s tax rate in the first quarter of 2008 was 34.5%, compared with 26.7% in the prior year. The higher rate for the first quarter of 2008 was primarily due to the mix of net income generated at geographies outside of the United States.

North American Iron Ore

	Three Months Ended March 31,
	2008	2007

North American Iron Ore Sales (Long Tons) - In Thousands	2,744	2,497

Sales Margin - In Millions
Revenues from iron ore sales and services	$278.8	$225.2
Cost of goods sold and operating expenses	214.2	187.9

Sales margin	$64.6	$37.3

Sales Margin - Per Ton*
Revenues from iron ore sales and services	$76.32	$66.43
Cash cost **	49.24	47.67
Depreciation, depletion and amortization	3.53	3.84

Cost of goods sold and operating expenses	52.77	51.51

Sales margin	$23.55	$14.92

*	Excludes freight and any reimbursements
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, Depletion and Amortization per ton.

First-quarter 2008 North American Iron Ore pellet sales volume was 2.7 million tons, a 10% increase from the 2.5 million tons sold in the first quarter of 2007. The year-over-year increase in sales volume is attributed to increased demand for iron ore pellets and the timing of customer shipments. The Company noted that first-quarter sales volume is typically lower than other periods due to shipping constraints on the Great Lakes.

Reported North American Iron Ore revenues per ton were $76.32 during the first quarter, up 15% from the comparable quarter in 2007. The increase in revenue per ton is primarily attributed to higher pricing for steel, which is a factor used in the pricing formulas for several of Cliffs’ North American Iron Ore contracts. Cliffs also noted that as of the end of the first quarter the iron ore pellet benchmarks referenced in its North American Iron Ore sales contracts had yet to settle and, as a result, based on recently announced 87% increases for Eastern Canadian pellets, approximately $5 million of additional revenue related to first-quarter sales will be recognized in the second quarter.

Cost per ton of $52.77 was up 2% from the year-ago quarter.

North American Iron Ore Production

(Long Tons of Pellets of 2,240 Pounds - In Millions)	Three Months Ended March 31,		Year Ended December 31,
Mine	2008	2007	2008*	2007
Empire	1.2	1.2	4.0	4.9
Tilden	1.6	1.4	7.9	7.2
Hibbing	2.0	1.2	8.0	7.4
Northshore	1.3	1.3	5.7	5.2
United Taconite	1.2	1.2	5.2	5.3
Wabush	1.0	1.1	4.8	4.6

Total	8.3	7.4	35.6	34.6

Cliffs share of total	5.2	4.8	22.4	21.8

* Estimate

All of Cliffs’ North American Iron Ore mines are producing at or near capacity. Production at Hibbing increased 800,000 tons year over year as last year’s first-quarter output was reduced due to a weather-related plant shutdown.

At the end of March, Cliffs restarted its Furnace No. 5 at Northshore. Accordingly, production there is expected to benefit from an incremental increase of approximately 600,000 tons in 2008 and approximately 800,000 tons annually thereafter.

Production at Empire was originally expected to decline to 3.6 million tons in 2008. However, because of market conditions, Cliffs raised its rate of production at the mine and now estimates Empire will produce 4.0 million tons for the year.

North American Coal

	Three Months Ended March 31,
	2008	2007

North American Coal (Short Tons) - In Thousands	998	-

Sales Margin - In Millions
Revenues from coal sales and services	$93.9	$-
Cost of goods sold and operating expenses	96.4	-

Sales margin	$(2.5)	$-

Sales Margin - Per Ton*
Revenues from coal sales and services	$81.02	$-
Cash cost **	70.15	-
Depreciation, depletion and amortization	13.42	-

Cost of goods sold and operating expenses	83.57	-

Sales margin	$(2.55)	$-

*	Excludes freight and any reimbursements
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, Depletion and Amortization per ton.

For the first quarter, metallurgical coal sales volume was 998,000 short tons, with average revenues per ton of $81.02.

Cliffs’ North American Coal business reported a loss of $2.5 million in sales margin on cost of goods sold of $83.57 per ton. On a sequential-quarter basis, cost declined $7.41 per ton from the $90.98 per ton realized in the fourth quarter of 2007.

North American Coal Production

(Short Tons of Coal of 2,000 Pounds - In Thousands)	Three Months Ended March 31,		Year Ended December 31,	Five Months Ended December 31,
Mine	2008	2007	2008*	2007
Pinnacle Complex	632	-	2,900	685
Oak Grove Mine	377	-	1,400	406

Total	1,009	-	4,300	1,091

* Estimate

In mid-March, production at the Company’s Pinnacle Mine in West Virginia slowed due to encountering a fault area within the coal panel being mined at the time. Cliffs indicated significant progress has been made since that time and it expects to mine through the fault area by mid-May. As a result, the Company reduced its total metallurgical coal production forecast for 2008 by approximately 200,000 tons to 4.3 million tons.

Asia-Pacific Iron Ore

	Three Months Ended March 31,
	2008	2007

Asia-Pacific Iron Ore Sales (Tonnes) - In Thousands	2,094	1,924

Sales Margin - In Millions
Revenues from iron ore sales and services	$117.5	$100.3
Cost of goods sold and operating expenses	96.1	75.8

Sales margin	$21.4	$24.5

Sales Margin - Per Tonne*
Revenues from iron ore sales and services	$56.12	$52.14
Cash cost **	41.09	33.65
Depreciation, depletion and amortization	4.82	5.77

Cost of goods sold and operating expenses	45.91	39.42

Sales margin	$10.21	$12.72

*	Excludes freight and any reimbursements
**	Cash cost per tonne is defined as Cost of goods sold and operating expenses per ton less Depreciation, Depletion and Amortization per tonne.

First-quarter 2008 Asia-Pacific Iron Ore sales volume increased 9% to 2.1 million tonnes, compared with 1.9 million tonnes in the 2007 first quarter. The increase was primarily the result of shipments originally scheduled for the fourth quarter of 2007 that were pushed into the first quarter due to vessel availability at the end of 2007.

Revenues per tonne for the first quarter increased 8% to $56.12, compared with $52.14 in the prior year. Cliffs noted that the Australian benchmark for lump and fines iron ore referenced in all of its Asia-Pacific supply contracts are yet to settle and, as a result, based on an assumed 65% increase, an estimated $50 million of additional revenue related to first-quarter sales will be recognized upon settlement.

Per-tonne cost in Asia-Pacific Iron Ore, which increased 16% to $45.91, continues to be negatively impacted by foreign exchange rates, as the U.S. dollar weakened relative to the Australian dollar. In addition, higher fuel, maintenance and contract labor expenditures due to inflationary pressures also contributed to the cost increase.

Asia-Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds - In Millions)	Three Months Ended March 31		Year Ended December 31
Mine	2008	2007	2008*	2007
Koolyanobbing	1.8	1.8	7.5	7.7
Cockatoo Island**	0.1	0.1	0.3	0.7

Total	1.9	1.9	7.8	8.4

* Estimate

** Cockatoo Island production reflects Portman Limited’s 50% share

First-quarter production in Asia-Pacific Iron Ore was 1.9 million tonnes, approximately flat with the first quarter of 2007. In 2008, production at Cockatoo Island is expected to continue into the second quarter, with shipments projected to end with the closing of the mine in the third quarter.

Liquidity

At quarter-end, Cliffs had $186.5 million of cash and cash equivalents—an increase of $29 million from year-end 2007—and $600 million in borrowings outstanding under its $800 million credit facility. At December 31, 2007, Cliffs had $157.1 million of cash and cash equivalents and $440 million outstanding under its credit facility. Major uses of cash in the first quarter included $130.9 million in product inventories and approximately $34 million in property, plant and equipment. In the first quarter, Cliffs reported a use of cash from operations of approximately $120 million. However, as the Company sells through inventories in the remaining three quarters of the year, it expects to generate approximately $700 million in cash from operations in 2008.

Pricing Outlook

Cliffs has incorporated reported 2008 iron ore settlement increases of 65% for fines and 87% for pellets into its estimates for pricing projections. However, negotiations are ongoing and various benchmarks may settle at different pricing levels.

North American Iron Ore Outlook

Cliffs’ North American Iron Ore operations continue to produce at or near capacity. In 2008, Cliffs-managed iron ore pellet production is expected to approximate 35.6 million tons. The Company’s equity share of this production is expected to be 22.4 million tons. As the Company sells through current inventory, 2008 sales volume is estimated at 24 million tons. In estimating Cliffs’ revenue-per-ton guidance, the Company updated its assumptions for various factors included in its North American Iron Ore supply contracts. These include:

•	An 87% increase in World Pellet Prices, up from a previous assumption of a 65% increase.

•	Approximately 3% to 4% increases among producer price indices, up from a previous assumption for modest increases.

•	An approximate 25% increase in factors related to steel pricing, including hot band steel at $700 per ton, up from previous assumptions of 16% and $650, respectively.

•	The recent negotiation of an amended supply agreement with Severstal. The amended agreement increases the quantity and changes the price structure. It also extends the supply agreement through 2022.

•	A combination of other supply agreement contractual base-price increases, lag-year adjustments and capped pricing.

The combination of these factors results in estimated revenue per ton of $81 for 2008, compared with previous guidance of $76 per ton.

Cliffs also updated the sensitivity for the estimated impact of changes in customer pricing for hot rolled steel on North American Iron Ore revenue per ton:

•	Each $10 change from $700 per ton in the average hot rolled steel price at certain steelmaking facilities will result in a change in average realization of $0.24 per ton

Cliffs also updated its expectation for 2008 North American Iron Ore costs per ton to an increase of approximately 10% year over year to $53 per ton, from its previous expectation of 4% or $50 per ton. Cliffs indicated mining expenses are being impacted by rising energy costs.

North American Coal Outlook

North American Coal is expected to produce and sell approximately 4.3 million tons of metallurgical coal in 2008. Cliffs increased its expected average sales realization per ton to approximately $94 from a previous expectation of $91. The increase is based on an improved metallurgical coal market.

As a result of encountering the fault area at the Pinnacle Mine, cost per ton for the year is expected to increase to $86 from Cliffs’ previous estimate of $77.

Asia-Pacific Iron Ore Outlook

Asia-Pacific Iron Ore 2008 production volume is expected to be 7.8 million tonnes, with expected sales volume of 8.0 million tonnes. Cliffs expects Asia-Pacific revenue per tonne to average approximately $89. This estimate assumes a 65% increase in the 2008 international settlement price for lump and fines, which, as stated earlier, is subject to change. This also considers that, in 2007, Cliffs’ Asia-Pacific Iron Ore segment had a $30 million, or $3 per tonne, revenue benefit from currency hedging that the Company assumes is not going to recur in 2008.

Cliffs expects Asia-Pacific Iron Ore costs per tonne of approximately $53. This estimate includes an expanded $23 million, or $3 per tonne, exploration and evaluation program at the Company’s Koolyanobbing operations targeted at expanding iron ore reserves in Australia.

Sonoma Coal Project Outlook

Cliffs’ Sonoma Coal Project, a project Cliffs has with QCoal Pty Ltd of Australia, was recently commissioned and Cliffs’ share of sales volume in the first quarter of 2008 was approximately 28,000 tonnes of coal.

Cliffs has a 45% economic interest in the project and expects total production of approximately 2.0 million tonnes for 2008. With recent reports of significant year-over-year increases in pricing for metallurgical coal, Sonoma is expected to benefit and generate average revenue of $129 per tonne in 2008, an increase from the Company’s previous guidance of $89 per tonne. Cliffs indicated its outlook for Sonoma includes a mix of metallurgical and thermal coal.

Costs at Sonoma are projected at approximately $83 per tonne for 2008, up from its previous estimate of $78 per tonne. The increase in cost is the result of increased expenses attributed to flooding in eastern Australia earlier in the year.

Amapá Iron Ore Project

The Amapá Project, a project between MMX and Cliffs, began production in late December 2007. Cliffs owns a 30% interest in the project. MMX, who has agreed to sell its stake in Amapá to Anglo American, has management control over the venture. MMX has indicated plans to complete construction of the concentrator and ramp up operations during 2008, with production and sales expected to total three to four million tonnes for the full year. Based on start-up delays and production levels, Cliffs expects to incur equity losses in 2008. MMX expects Amapá to produce at the 6.5 million ton design level in 2009.

SG&A Expenses and Other Expectations

As the Company continues to invest in management infrastructure related to its rapid growth and increased business development, SG&A expenses are anticipated to be approximately $160 million in 2008, up from a previous estimate of $150 million. Cliffs anticipates an effective tax rate of approximately 26% for the year. Cliffs also expects 2008 capital expenditures of approximately $200 million and depreciation and amortization of approximately $170 million.

Cliffs will host a conference call to discuss its first-quarter 2008 results tomorrow, May 6, 2008, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore and coal from integrated steel producers; changes in steel utilization rates, impact of industry consolidation and rationalization, operational factors, electric furnace production or market changes related to semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity and freight; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade or tons mined; changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

# # #

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(In Millions, Except Per-Share Amounts)	2008	2007
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$412.0	$266.2
Freight and venture partners’ cost reimbursements	82.4	59.3

	494.4	325.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(412.0)	(263.7)

SALES MARGIN	82.4	61.8
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	3.8	2.2
Selling, general and administrative expenses	(44.6)	(18.7)
Miscellaneous - net	1.0	(0.4)

	(39.8)	(16.9)

OPERATING INCOME	42.6	44.9
OTHER INCOME (EXPENSE)
Interest income	5.6	5.3
Interest expense	(7.2)	(1.0)
Other - net	-	1.3

	(1.6)	5.6

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES, MINORITY INTEREST AND
EQUITY LOSS FROM VENTURES	41.0	50.5
PROVISION FOR INCOME TAXES	(14.3)	(13.5)
MINORITY INTEREST (net of tax)	(3.1)	(4.5)
EQUITY LOSS FROM VENTURES	(6.9)	-

NET INCOME	16.7	32.5
PREFERRED STOCK DIVIDENDS	(0.9)	(1.4)

INCOME APPLICABLE TO COMMON SHARES	$15.8	$31.1

EARNINGS PER COMMON SHARE - BASIC	$0.35	$0.77

EARNINGS PER COMMON SHARE - DILUTED	$0.32	$0.62

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	45.0	40.6
Diluted	52.5	52.2

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

(UNAUDITED)

	(In Millions)
	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$186.5	$157.1
Trade accounts receivable	92.5	84.9
Inventories	389.8	241.9
Supplies and other inventories	75.2	77.0
Deferred and refundable taxes	24.4	19.7
Derivative assets	85.8	69.5
Other	107.1	104.5

TOTAL CURRENT ASSETS	961.3	754.6
PROPERTIES - NET	1,874.3	1,823.9
PREPAID PENSIONS	5.5	6.7
LONG-TERM RECEIVABLES	36.4	38.0
DEFERRED INCOME TAXES	40.4	42.1
DEPOSITS AND MISCELLANEOUS	62.9	89.5
INVESTMENTS IN VENTURES	265.9	265.3
MARKETABLE SECURITIES	54.3	55.7

TOTAL ASSETS	$3,301.0	$3,075.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$384.6	$399.6
PENSIONS	88.6	90.0
OTHER POST RETIREMENT BENEFITS	108.9	114.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	121.7	123.2
DEFERRED INCOME TAXES	193.7	189.0
OUTSTANDING DEBT OBLIGATIONS	697.6	536.2
CONTINGENT CONSIDERATION	99.2	99.5
OTHER LIABILITIES	116.4	107.3

TOTAL LIABILITIES	1,810.7	1,659.6
MINORITY INTEREST	133.0	117.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	110.7	134.7
SHAREHOLDERS’ EQUITY	1,246.6	1,163.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,301.0	$3,075.8